Exhibit 3.1(b)

FIRST AMENDMENT TO THE LIMITED PARTNERSHIP AGREEMENT entered into as of the 28th day of July, 2005.

BETWEEN:	DOLLARAMA GROUP GP INC., a corporation governed by the Canada Business Corporations Act with its registered office at 1155 René-Lévesque Blvd. W., 40th Floor, Montreal, Québec, H3B 3V2 (the “General Partner”);

AND:	DOLLARAMA HOLDINGS L.P., a limited partnership governed by the laws of the province of Québec with its registered office at 1155 René-Lévesque Blvd. W., 40th Floor, Montreal, Québec, H3B 3V2 (the “Founding Limited Partner”);

WHEREAS the Dollarama Group L.P. (the “Partnership”) Limited Partnership Agreement was entered into and executed by the General Partner and the Founding Limited Partner on November 11th, 2004 (the “Agreement”);

WHEREAS Section 14.4 of the Agreement provides that the General Partner shall be entitled to amend the Agreement, if such amendment is authorized by the Partners pursuant to Section 11.1(d) of the Agreement; and

WHEREAS all Partners consent to this first amendment to the Limited Partnership Agreement (the “First Amendment”).

NOW, THEREFORE:

ARTICLE 1

INTERPRETATION

Section 1.1. Definition.

Unless otherwise defined or unless the context otherwise requires, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

Section 1.2. Construction.

For purposes of this First Amendment, except as otherwise expressly provided or as the context otherwise requires:

(a)	this First Amendment is declared to be supplemental to the Agreement and is to form part thereof and shall have the same effect as though incorporated in the Agreement. All provisions of the Agreement, except only insofar as may be inconsistent with the express provisions set forth herein, shall apply to and have effect in connection with this First Amendment;

(b)	“this First Amendment” or “First Amendment” means this First Amendment as originally executed and as supplemented, amended or restated from time to time by one or more agreement entered into pursuant to the applicable provisions of the Agreement;

(c)	words importing gender shall include both the masculine and feminine gender and words in the singular include the plural and vice versa;

(d)	the headings used herein are provided for convenience only and shall not be used to interpret, define, broaden or limit the scope, extent or intent of this First Amendment or any of its provisions; and

(e)	the words “include” or “including” mean “include (or including) without limitation”.

Section 1.3. Severability.

The provisions of this First Amendment shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

Section 1.4. Governing Law.

This First Amendment shall be construed and enforced in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein. Each Party irrevocably submits to the non exclusive jurisdiction of the courts of the Province of Québec over any suit, action or proceeding arising out of or relating to this First Amendment.

ARTICLE 2

AMENDMENTS TO THE AGREEMENT

Section 2.1. Amendment.

The Agreement is hereby amended as follows:

(a)	By deleting Section 6.5 (No Distribution to the Public) of the Agreement; and

(b)	By deleting Section 6.6 (Partners) of the Agreement.

ARTICLE 3

EFFECTIVE DATE

Section 3.1. Effective Date.

This First Amendment shall take effect and bind the Partners as of the date first mentioned hereinabove.

ARTICLE 4

MISCELLANEOUS

Section 4.1. Binding Effect.

This First Amendment shall be binding upon and enure to the benefit of the respective heirs, executors, administrators and other legal representatives and, to the extent permitted hereunder, the respective successors and assigns of the parties hereto.

Section 4.2. Further Assurances.

Each party upon the request of the other, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this First Amendment.

Section 4.3. Counterparts.

This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original of this First Amendment and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this First Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this First Amendment.

Section 4.4. Language.

The parties hereby acknowledge that they have expressly required this First Amendment and any documents ancillary hereto be drafted in the English language only. Les parties reconnaissent par les présentes avoir expressément exigé que ce premier amendement et tout document y afférent soient rédigés en langue anglaise seulement.

[Signature page follows]

IN WITNESS WHEREOF, this First Amendment has been executed on the date first above written.

DOLLARAMA GROUP GP INC.		DOLLARAMA HOLDINGS L.P., acting and represented by Dollarama Holdings GP Inc., its general partner

Per:	/s/ Nicholas Nomicos	Per:	/s/ Nicholas Nomicos

Name:	Nicholas Nomicos	Name:	Nicholas Nomicos

Title:	Director	Title:	Director